Exhibit 99.1

For Immediate release

For additional information contact:

Marty Schwenner

Vice President, Chief Financial Officer

Magnetek, Inc.

262-703-4282

mschwenner@magnetek.com

New York Stock Exchange Accepts Magnetek, Inc.’s Continued Listing Plan

Menomonee Falls, Wis., March 2, 2009 - Magnetek, Inc. (“Magnetek” or the “Company”) today announced that the New York Stock Exchange (“NYSE”) notified the Company on February 26, 2009, that it has accepted the Company’s proposed plan for continued listing on the NYSE.

As a result of the NYSE’s acceptance of Magnetek’s plan, the Company’s stock will continue to be listed on the NYSE, pending quarterly reviews by the NYSE’s Listing and Compliance Committee to ensure progress against the plan.  The Company has until May 2010 to regain compliance with the NYSE’s continued listing standards.

As previously disclosed in a press release issued and Form 8-K filed on December 2, 2008, Magnetek received a notice from the NYSE that it was considered “below criteria” because the Company’s total average market capitalization and shareholders’ equity over a consecutive 30-day trading period each amounted to less than $75 million.

Magnetek, Inc. manufactures digital power and motion control systems used in material handling, people moving and energy delivery.  The Company is headquartered in Menomonee Falls, Wis. in the greater Milwaukee area and operates manufacturing facilities in Pittsburgh, Pa., Canonsburg, Pa. and Mississauga, Ontario, Canada, as well as Menomonee Falls. On August 13, 2008, the Company reported revenues of $100 million for its 2008 fiscal year, which ended June 29, 2008.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on the Company’s expectations and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company’s control, including (1) the potential inability to achieve timely compliance with the NYSE’s continued listing standards, and (2) the potential for the Company to be considered below criteria with respect to other NYSE listing standards. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These include, but are not limited to, economic conditions in general, business conditions in material handling, elevator, mining, and alternative energy markets, operating conditions, competitive factors such as pricing and technology, risks associated with acquisitions and divestitures, legal proceedings and the risk that the Company’s ultimate costs of doing business exceed present estimates.  Other factors that could cause actual results to differ materially from expectations are described in the Company’s reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.